Amendment No. 2 to the Code of Ethics

Effective September 10, 2018

1.	The Outside Business Activities section shall be amended as follows:

General

The Firm discourages employees from holding outside employment, including consulting. In addition, an employee may not engage in outside employment that:

●	interferes, competes, or conflicts with the interests of the Firm or gives an appearance of a conflict of interest.
o	Employment in the securities brokerage industry is prohibited.
o

Employees must abstain from negotiating, approving, or voting on any transaction between the Firm and any outside organization with which they are affiliated, except in the ordinary course of providing services for the Firm and on a fully disclosed basis.

●	encroaches on normal working time or otherwise impairs performance,
●	implies Firm sponsorship or support of an outside organization, or
●	adversely reflects directly or indirectly on the Firm.

A conflict of interest may arise if an employee is engaged in an outside business activity (“OBA”) or receives any compensation for outside services that may be inconsistent with the Firm’s business interests. Examples of OBAs may include, but are not limited to, the following:

●	Outside employment
●	Serving in any capacity of any non-affiliated company or institution
•

Accepting appointment as a fiduciary, including executor, trustee, guardian, conservator or general partner, except for the employee or immediate family for estate planning and other non-commercial and personal purposes

●	Honorariums, public speaking appearances or instruction courses at educational institutions
●

~~Serving in ongoing capacity~~ Providing investment advice, or any other financial services to, any person, organization or association, including any ~~in any non-investment related organizations~~ that are exclusively charitable, fraternal, religious, civic and are recognized as tax exempt

Obtaining Approval/Reporting

Amendment No. 2 to the Code of Ethics

Effective September 10, 2018

All employees are required to obtain pre-approval before engaging in any OBA by submitting an Outside Business Activity request through StarCompliance. The Administrator of the Code of Ethics will then coordinate the approval and reporting process.

In addition, all employees are required to submit an initial Outside Business Activity request upon their hire through StarCompliance if they have any OBA. Each employee that has disclosed an OBA must submit an updated request upon material changes to the activity or role involved. All employees will also complete the Report on Outside Business Activity annually.